EXHIBIT 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

Merging

BLACK RIDGE OIL & GAS, INC.

(a Delaware corporation)

with and into

its parent corporation

ANTE5, INC.

(a Delaware corporation)

Pursuant to Section 253 of the General Corporation Law of Delaware

Ante5, Inc. (the “Company”) organized and existing under and by virtue of the General Corporation Law of Delaware (the “DGCL”), does hereby certify:

FIRST: That it was organized pursuant to the DGCL on April 9, 2010.

SECOND: That it owns all of the issued and outstanding shares of the capital stock of Black Ridge Oil & Gas, Inc. (“Black Ridge”), a corporation organized and existing under and by virtue of the DGCL.

THIRD: That its Board of Directors, by written resolutions in lieu of a meeting dated March 21, 2012, determined to merge Black Ridge with and into the Company and did adopt the following resolutions:

RESOLVED, that Black Ridge merge (the “Merger”) itself into the Company, with the Company being the surviving corporation (the “Surviving Corporation”);

RESOLVED, that the name of such Surviving Corporation shall be changed to “Black Ridge Oil & Gas, Inc.”;

RESOLVED, that the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company (each an “Authorized Officer”) be, and they each hereby are, authorized and directed to make and execute, a Certificate of Ownership and Merger pursuant to Section 253 of the DGCL, setting forth a copy of the resolution to merge Black Ridge with and into the Company and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware; and

RESOLVED, that the Authorized Officers of the Company be, and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect the foregoing.

FOURTH: That Ante5, Inc. shall be the Surviving Corporation, and the name of such Surviving Corporation shall be changed to “Black Ridge Oil & Gas, Inc.”.

FIFTH: That the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation, amended only to the extent to change the name of the Company to “Black Ridge Oil & Gas, Inc.”.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Ownership and Merger to be signed effective as of the 2nd day of April, 2012.

ANTE5, INC

By:	/s/ Joshua Wert
Name: Joshua Wert Title: Chief Operating Officer

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